EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Pressure BioSciences, Inc. on Form S-1, Amendment No. 3 (File No. 333-178335) of our report dated February 27, 2012, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Pressure BioSciences, Inc. as of December 31, 2011 and 2010 and for the years ended December 31, 2011 and 2010, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading "Experts" in such Prospectus.

Marcum llp
Boston, Massachusetts
May 24, 2012